Exhibit 5.1

April 30, 2004
Quebecor World Inc. 612 Saint-Jacques Street Montréal, Quebec H3C 4M8

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-8 ("Registration Statement") of Quebecor World Inc. (the "Company") related to the registration of 6,000,000 Subordinate Voting Shares, without par value ("Subordinate Voting Shares"), which are to be offered pursuant to the Quebecor World Inc. Executive Stock Option Plan (the "Plan").

        We have been requested to furnish an opinion to be included as Exhibit 5.1 to the Registration Statement. In conjunction with the furnishing of this opinion, we have examined such corporate documents and have made such investigation of matters of fact and law as we have deemed necessary to render this opinion.

        Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and the matters investigated, we are of the opinion that the Subordinate Voting Shares subject to the Plan have been duly authorized by the Company and that, when subscribed for in accordance with the terms of the Plan, they will be legally issued and will be fully paid and non-assessable.

        The opinions set forth herein are limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein and may only be relied upon by the person to whom it is addressed.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Ogilvy Renault
OGILVY RENAULT